================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)*


                              MILLEA HOLDINGS, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    60032R106
                                 (CUSIP Number)


                               SEPTEMBER 21, 2005
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 Mitsubishi Tokyo Financial Group, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           86,372
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        86,372
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       86,372
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  2 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 The Bank of Tokyo - Mitsubishi, Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           39,240
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        39,240
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       39,240
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.3%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  3 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 The Mitsubishi Trust and Banking Corporation
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           41,454
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        41,454
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       41,454
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.4%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  4 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 Mitsubishi Securities Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           3,491
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        3,491
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,491
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  5 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 Mitsubishi Securities International plc
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       London, United Kingdom
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           2,652
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        2,652
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,652
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  6 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 Mitsubishi Asset Management Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           2,187
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        2,187
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,187
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  7 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

ITEM 1
         (a)      NAME OF ISSUER

                  Millea Holdings, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  Otemachi First Square, West 10F, 5-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-0004, Japan


ITEM 2

         (a)      NAMES OF PERSONS FILING

                  Mitsubishi Tokyo Financial Group, Inc.  ("MTFG")

                  The Bank of Tokyo-Mitsubishi, Ltd.  ("BTM")

                  The Mitsubishi Trust and Banking Corporation  ("MTB")

                  Mitsubishi Securities Co., Ltd.  ("MS")

                  Mitsubishi Securities International plc  ("MSI")

                  Mitsubishi Asset Management Co., Ltd.  ("MAM")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  MTFG:
                  26F Marunouchi Building
                  4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-6326, Japan


                  BTM:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

                  MTB:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

                  MS:
                  4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo, 100-6317, Japan

                  MSI:
                  6 Broadgate, London EC2M 2AA,
                  United Kingdom

                  MAM:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan


                               Page  8 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

         (c)      CITIZENSHIP

                  Not applicable.

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  60032R106


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [_]   Broker dealer registered under section 15 of the Act (15
                    U.S.C. 780).

         (b)  [_]   Bank as defined in section 3 (a) (6) of the Act (15 U.S.C.
                    78c).

         (c)  [_]   Insurance company as fined in section 3(a) (19) of the Act
                    (15 U.S.C. 78c).

         (d)  [_]   Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)  [_]   An investment adviser in accordance with 240.13d-1(b) (1)
                    (ii) (E);

         (f)  [_]   An employee benefit plan or endowment fund in accordance
                    with 240.13d-1(b) (1) (ii) (F);

         (g)  [_]   A parent holding company or control person in accordance
                    with 240.13d-1(b) (1) (ii) (G);

         (h)  [_]   A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)  [_]   A church plan that is excluded from the definition of an
                    investment company under section 3(c) (14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [_]   Group, in accordance with 240.13d.


                               Page  9 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

ITEM 4   OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         For MTFG

         (a)      Amount Beneficially Owned:                              86,372

         (b)      Percent of Class:                                        5.02%

         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:        86,372

                  (ii)   Shared power to vote or to direct the vote:         -0-

                  (iii)  Sole power to dispose or to direct the disposition of:
                                                                          86,372

                  (iv)   Shared power to dispose or to direct the disposition
                         of:                                                 -0-


         For BTM

         (a)      Amount Beneficially Owned:                              39,240

         (b)      Percent of Class:                                        2.28%

         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:        39,240

                  (ii)   Shared power to vote or to direct the vote:         -0-

                  (iii)  Sole power to dispose or to direct the disposition of:
                                                                          39,240

                  (iv)   Shared power to dispose or to direct the disposition
                         of:                                                 -0-


         For MTB

         (a)      Amount Beneficially Owned:                              41,454

         (b)      Percent of Class:                                        2.41%

         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:        41,454

                  (ii)   Shared power to vote or to direct the vote:         -0-

                  (iii)  Sole power to dispose or to direct the disposition of:
                                                                          41,454

                  (iv)   Shared power to dispose or to direct the disposition
                         of:                                                 -0-


                               Page 10 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

         For MS

         (a)      Amount Beneficially Owned:                               3,491

         (b)      Percent of Class:                                        0.20%

         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:         3,491

                  (ii)   Shared power to vote or to direct the vote:         -0-

                  (iii)  Sole power to dispose or to direct the disposition of:
                                                                           3,491

                  (iv)   Shared power to dispose or to direct the disposition
                         of:                                                 -0-



         For MSI

         (a)      Amount Beneficially Owned:                               2,652

         (b)      Percent of Class:                                        0.15%

         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:         2,652

                  (ii)   Shared power to vote or to direct the vote:         -0-

                  (iii)  Sole power to dispose or to direct the disposition of:
                                                                           2,652

                  (iv)   Shared power to dispose or to direct the disposition
                         of:                                                 -0-



         For MAM

         (a)      Amount Beneficially Owned:                               2,187

         (b)      Percent of Class:                                        0.13%

         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:         2,187

                  (ii)   Shared power to vote or to direct the vote:         -0-

                  (iii)  Sole power to dispose or to direct the disposition of:
                                                                           2,187

                  (iv)   Shared power to dispose or to direct the disposition
                         of:                                                 -0-


ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.


ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


                               Page 11 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         As of the filing date, MTFG beneficially owns 86,372 shares indirectly through its subsidiaries as follows: BTM holds 39,240 shares; MTB holds 41,454 shares; MS holds 3,491 shares (including 2,652 indirectly held through MS's subsidiary, MSI); and MAM holds 2,187 shares.


ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.


ITEM 9   NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10  CERTIFICATION

         By signing below the filers cetifiy that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a particpant in any transaction having that purpose or effect.





                               Page 12 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                                  SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Date: September 21, 2005


                              MITSUBISHI TOKYO FINANCIAL GROUP, INC.



                              By: /s/ Junichi Itoh
                                  ----------------------------
                                  Name:  Junichi Itoh
                                  Title: Executive Officer, General Manager
                                         Credit & Investment Management Division



                               Page 13 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Date: September 21, 2005


                              THE BANK OF TOKYO-MITSUBISHI, LTD.



                              By: /s/ Junichi Itoh
                                  ----------------------------
                                  Name:  Junichi Itoh
                                  Title: Management Director and General Manager
                                         Credit Policy Office



                               Page 14 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------



                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date: September 21, 2005


                                       THE MITSUBISHI TRUST AND BANKING
                                       CORPORATION



                                       By: /s/ Koji Kawakami
                                           ------------------------------
                                           Name:  Koji Kawakami
                                           Title: Deputy General Manager of
                                                  Investor Services Division



                               Page 15 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          Date: September 21, 2005



                                          MITSUBISHI SECURITIES CO., LTD.



                                          By: /s/ Masayasu Tsukada
                                              ------------------------
                                              Name:  Masayasu Tsukada
                                              Title: General Manager



                               Page 16 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                                     SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Date: September 26, 2005


                                        MITSUBISHI SECURITIES INTERNATIONAL PLC



                                        By: /s/ Kenichi Yamana
                                            ----------------------------
                                            Name:  Kenichi Yamana
                                            Title: Managing Director



                               Page 17 of 18 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          Date: September 21, 2005



                                          MITSUBISHI ASSET MANAGEMENT CO., LTD.



                                          By: /s/ Koji Matsuda
                                              ------------------------
                                              Name:  Koji Matsuda
                                              Title: General Manager
                                                     Risk Management Department




                               Page 18 of 18 Pages